Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Actuate Corporation:
We consent to the use of our report dated March 10, 2010, with respect to the consolidated balance sheets of Actuate Corporation and subsidiaries as of December 31, 2009 and 2008, and the related consolidated statements of income, stockholders’ equity and comprehensive income, and cash flows for each of the years in the three-year period ended December 31, 2009, and related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.
/S/ KPMG LLP
Mountain View, California
June 24, 2010